UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 14, 2015

DARKSTAR VENTURES INC.

(Exact Name of Registrant as Specified in Its Charter)

United States	333-176969	26-0299456
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

410 Park Avenue, 15th Floor, New York, New York		10022
(Address of principal executive offices)		(Zip Code)

866-360-7565

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01	Changes in Control of Registrant

On May 14, 2015, Mr. Chizkiyahu Lapin sold all of his 54,645,000 shares of common stock, par value $0.0001 per share, of Darkstar Ventures, Inc. (the “Company”) to Mr. Avraham Bengio in a private transaction, for $307,550 in cash. As a result, Mr. Lapin no longer owns, holds or controls any shares of the Company’s Common Stock, and Mr. Bengio owns, holds and controls 54,645,000 shares of the Company’s Common Stock, which constitute 51% of the Company’s issued and outstanding common stock.

To the knowledge of the Company, there are no arrangements, including any pledge by any person of securities of the Company, the operation of which may at a subsequent date result in a further change in control of the Company.

The information set forth below in Item 5.02 of this Current Report on Form 8-K is incorporated by reference into this Item 5.01.

Item 5.02	Resignation of Director

Mr Chizkiyahu Lapin has submitted his resignation from all of his positions with the Company, including President, CEO, Principal Executive Officer, Treasurer, CFO, Principal Accounting Officer, Secretary, and as Director.

Mr. Lapin’s resignation was not due to any disagreement with the Company on any matter relating to its operations, policies or practices.

On May 14, 2015, the Board of Directors and majority of the shareholders of the Company, by written consent resolution, appointed Avraham Bengio as its President, CEO, Principal Executive Officer, Treasurer, CFO, Principal Accounting Officer, Secretary, Treasurer and as Director. Mr. Bengio is a private investor located in Israel.

Mr. Bengio will serve as the Company’s Director and officer until his duly elected successor is appointed or he resigns.  There are no arrangements or understandings between Mr. Bengio and any other person pursuant to which he was selected as an officer or director.  There are no family relationship between Mr. Bengio and any of the Company’s officers or directors.  Mr. Bengio has not held any other directorships in a company with a class of securities registered pursuant to section 12 of the Exchange Act or subject to the requirements of section 15(d) of such Act or any company registered as an investment company under the Investment Company Act of 1940.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Darkstar Ventures, Inc.

Date: May 15, 2015	By:	/s/ Chizkiyahu Lapin
Chizkiyahu Lapin
President, Chief Executive Officer, Treasurer, Secretary and Director